Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-275608) and Form S-8 (Nos. 333-279963, POS-333-275073, and 333-271332) of bioAffinity Technologies, Inc. of our report dated March 31, 2025, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the consolidated financial statements of bioAffinity Technologies, Inc. as of and for the years ended December 31, 2024 and 2023, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

New York, New York

March 31, 2025